Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
February 9, 2022	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Half Fiscal 2022 Results

Double-Digit Net Sales and Gross Profit Growth Driven by Core-Mark Acquisition and Strong Underlying Results; Increases Full Year Outlook

Second-Quarter Fiscal 2022 Highlights

•
Total case volume grew 40.0%
•
Net sales increased 87.6% to $12.8 billion
•
Gross profit improved 57.7% to $1.3 billion
•
Net income declined 52.3% to $8.4 million
•
Adjusted EBITDA increased 52.6% to $241.1 million1
•
Diluted Earnings Per Share (“EPS”) decreased 61.5% to $0.05
•
Adjusted Diluted EPS increased 62.9% to $0.571

First-Half Fiscal 2022 Highlights

•
Total case volume grew 33.3%
•
Net sales increased 67.2% to $23.2 billion
•
Gross profit improved 48.8% to $2.4 billion
•
Net income declined 22.5% to $13.1 million
•
Adjusted EBITDA increased 44.9% to $424.8 million1
•
Diluted EPS declined 30.8% to $0.09
•
Adjusted Diluted EPS increased 68.3% to $1.01 1

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its second-quarter and first-half fiscal 2022 business results.

“Our company made significant progress during a busy fiscal second quarter,” said George Holm, PFG’s Chairman & Chief Executive Officer. “We continued to integrate Core-Mark, aligned our management and reporting structures with our corporate strategy, and experienced strong results in our base businesses. I am very pleased with the progress we’ve made with Core-Mark, which has delivered a steady pipeline of new business opportunities. Our Foodservice segment produced another quarter with strong sales and profit results. And we have seen meaningful progress at Vistar, with sequential improvement in both sales and margins. PFG is operating at a very high level, thanks to the dedication and commitment of our many talented associates. The strong quarter, along with an improved outlook, allows us to increase our expectations for the full year.”

1
This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Second-Quarter Fiscal 2022 Financial Summary

In the second quarter of fiscal 2022, PFG changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience.

Total case volume increased 40.0% for the second quarter of fiscal 2022 compared to the prior year period. Total case volume included Core-Mark Holding Company, Inc. (“Core-Mark”) and a 21.0% increase in independent cases. Excluding the impact of the Core-Mark acquisition, organic case volume increased 15.5% in the second quarter of fiscal 2022 compared to the prior year period.

Net sales for the second quarter of fiscal 2022 grew 87.6% to $12.8 billion compared to the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, an increase in selling price per case as a result of inflation, and the declining adverse effects of the novel coronavirus ("COVID-19") pandemic, which had a more significant adverse impact in the second quarter of the prior year. The acquisition of Core-Mark contributed $4.2 billion of net sales for the second quarter of fiscal 2022. Overall cost inflation was approximately 12.5%.

Gross profit for the second quarter of fiscal 2022 grew 57.7% to $1.3 billion compared to the prior year period. The gross profit increase was led by the acquisition of Core-Mark and an increase in gross profit per case in Foodservice driven by growth in the independent channel. The Core-Mark acquisition contributed gross profit of $245.2 million in the second quarter of fiscal 2022.

Operating expenses rose 62.8% to $1.2 billion in the second quarter of fiscal 2022 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark. Core-Mark contributed $217.0 million of operating expenses in the second quarter of fiscal 2022. Operating expenses also increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses. In the second quarter of fiscal 2022, the Company experienced a $34.0 million increase in temporary contract labor costs, including travel expenses associated with contract workers, compared to the prior year period as a result of the current labor market's impact on the Company's ability to hire and retain qualified labor. Additionally the Company had increases in workers' compensation and automobile insurance expense and fuel expenses due to higher fuel prices compared to the prior year period.

Net income for the second quarter of fiscal 2022 declined 52.3% year-over-year to $8.4 million. The decline was primarily a result of the $3.1 million decrease in operating profit and a $7.1 million increase in interest expense, partially offset by a $4.3 million decrease in income tax expense. The effective tax rate in the second quarter of fiscal 2022 was approximately 26.5% compared to 29.2% in the second quarter of fiscal 2021. The decrease in the tax rate was due to the decrease of state taxes and non-deductible expense as a percentage of book income and the increase in deductible discrete items related to stock-based compensation as a percentage of book income.

EBITDA increased 17.6% to $173.1 million in the second quarter of fiscal 2022 compared to the prior year period. For the quarter, Adjusted EBITDA rose 52.6% to $241.1 million compared to the prior year period.

Diluted EPS declined 61.5% to $0.05 per share in the second quarter of fiscal 2022 compared to the prior year period. Adjusted Diluted EPS increased 62.9% to $0.57 per share in the second quarter of fiscal 2022 compared to the prior year period.

First-Half Fiscal 2022 Financial Summary

Total case volume increased 33.3% in the first half of fiscal 2022 compared to the prior year period. Total case volume included Core-Mark and a 20.9% increase in independent cases. Excluding the impact of the Core-Mark acquisition, case volume increased 16.7% in the first half of fiscal 2022 compared to the prior year period.

Net sales for the first half of fiscal 2022 was $23.2 billion, an increase of 67.2% versus the comparable prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, an increase in selling price per case as a result of inflation, and the declining adverse effects of the COVID-19 pandemic, which had a more significant adverse impact in the first six months of the prior year. The acquisition of Core-Mark contributed $5.8 billion of net sales since the acquisition date. Overall cost inflation was approximately 11.8%.

Gross profit for the first half of fiscal 2022 increased 48.8% to $2.4 billion compared to the prior year period. The gross profit increase was led by the acquisition of Core-Mark and an increase in gross profit per case in Foodservice driven by growth in the independent channel. The Core-Mark acquisition contributed gross profit of $334.3 million since the acquisition date, which includes $8.8 million of amortization of the step up in fair value of inventory acquired.

Operating expenses increased 51.3% to $2.3 billion in the first half of fiscal 2022 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark. Core-Mark contributed $295.4 million of operating expenses since the acquisition date. Operating expenses also increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses. In the first half of fiscal 2022, the Company experienced an $86.3 million increase in temporary contract labor costs, including travel expenses associated with contract workers, compared to the prior year period as a result of the current labor market's impact on the Company's ability to hire and retain qualified labor. Additionally, the Company had increases in workers' compensation and automobile insurance expense, professional fees, and fuel expenses due to higher fuel prices compared to the prior year period.

Net income decreased 22.5% to $13.1 million for the first half of fiscal 2022 compared to the prior year period. The decline was primarily a result of the $12.3 million increase in interest expense, partially offset by a $9.3 million increase in operating profit and a $2.2 million decrease in income tax expense. The effective tax rate in the first half of fiscal 2022 was approximately 22.6% compared to 26.2% in the first half of fiscal 2021. The decrease in the tax rate was due to the decrease of state taxes and non-deductible expense as a percentage of book income and the increase in deductible discrete items related to stock-based compensation as a percentage of book income.

EBITDA increased 20.7% to $321.3 million in the first half of fiscal 2022 compared to the prior year period. For the first half of fiscal 2022 Adjusted EBITDA increased 44.9% to $424.8 million compared to the prior year period.

Diluted EPS declined 30.8% to $0.09 per share in the first half of fiscal 2022 compared to the prior year period. Adjusted Diluted EPS increased 68.3% to $1.01 per share in the first half of fiscal 2022 over the prior year period.

Cash Flow and Capital Spending

In the first six months of fiscal 2022, PFG provided $153.8 million in cash flow from operating activities compared to $24.4 million of cash flow used in operating activities in the prior year period. The increase in cash flow from operating activities was largely driven by improvements in working capital in the first half of fiscal 2022 and the prior year payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown Company LLC. For the first six months of fiscal 2022, PFG invested $68.5 million in capital expenditures, a decrease of $14.5 million versus the prior year period. During the first six months of fiscal 2022, PFG delivered free cash flow of $85.3 million compared to negative free cash flow of $107.4 million in the prior year period.1

Second-Quarter Fiscal 2022 Segment Results

Foodservice

Second-quarter net sales for Foodservice increased 27.2% to $6.2 billion compared to the prior year period. This increase in net sales was driven by growth in cases sold due to the declining effects of the COVID-19 pandemic on the restaurant industry, and an increase in selling price per case as a result of inflation. Securing new and expanding business with independent customers resulted in independent case growth of approximately 21.0% for the second quarter of fiscal 2022 compared to the prior year period. For the second quarter of fiscal 2022, independent sales as a percentage of total segment sales were 37.7%.

Second-quarter EBITDA for Foodservice increased 1.7% to $158.0 million compared to the prior year period. Gross profit increased 24.8% in the second quarter of fiscal 2022 compared to the prior year period driven by an increase in the gross profit per case, as well as an increase in cases sold. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold to independent customers, including more Performance Brands products sold to our independent customers. Operating expenses, excluding depreciation and amortization, for Foodservice increased 32.2% for the second quarter of fiscal 2022 compared to the prior year period as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses, including temporary contract labor costs and the associated travel expenses. The increase in operating expenses was also driven by increases in fuel expense and workers compensation and automobile insurance expenses.

On December 31, 2021, the Company acquired Merchants Foodservice ("Merchants").

Vistar

For the second quarter of fiscal 2022, net sales for Vistar increased 54.3% to $907.3 million compared to the prior year period. This increase was driven primarily by the improving economic conditions due to the declining effects of the COVID-19 pandemic.

Second-quarter EBITDA for Vistar increased 123.6% to $49.2 million versus the prior year period. The increase was the result of a 53.8% increase in gross profit for the second quarter of fiscal 2022 compared to the prior year period, partially offset by a 34.2% increase in operating expenses. Operating expenses increased primarily as a result of increased sales volume described above, and the resulting impact on variable operational and selling expenses. Operating expenses also increased as a result of increases in personnel expense and fuel expense.

Convenience

Second-quarter net sales for Convenience increased 318.6% to $5.7 billion compared to the prior year period. Net sales related to cigarettes for the second quarter of fiscal 2022 was $3,757.3 million, which includes $1,059.5 million related to tobacco excise taxes, compared to net sales of cigarettes of $978.8 million, which includes $281.4 million of tobacco excise taxes for the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark. The acquisition of Core-Mark contributed $4,227.0 million of net sales for the second quarter of fiscal 2022.

Second-quarter EBITDA for Convenience increased 128.0% to $37.4 million compared to the prior year period. Gross profit growth of 374.7% for the second quarter of fiscal 2022 compared to the prior year period was fueled by the Core-Mark acquisition. Core-Mark contributed gross profit of $245.2 million in the second quarter of fiscal 2022. The increase in gross profit was partially offset by increase of operating expenses primarily as a result of the Core-Mark acquisition, which contributed an additional $213.2 million of operating expenses, excluding depreciation and amortization, since the acquisition date, along with increases in personnel and fuel expenses.

Fiscal 2022 Outlook

For the fiscal third quarter of 2022, PFG expects net sales to be in a range of $12.9 billion to $13.1 billion and Adjusted EBITDA to be in a range of $220 million to $230 million.

For the full fiscal year 2022, PFG now expects net sales to be in a range of $50 billion to $51 billion and Adjusted EBITDA to be in a range of $970 million to $990 million. PFG had previously expected net sales to be in a range of $49.5 billion to $50.5 billion and Adjusted EBITDA to be in a range of $940 million to $960 million. This outlook includes the impact of 10 months of Core-Mark’s business results.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, February 9, 2022, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations in the U.S. and parts of Canada. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 200 company is achieved through our more than 30,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Core-Mark and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended July 3, 2021 filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•
the material adverse impact the COVID-19 pandemic has had and is expected to continue to have on the global markets, the restaurant industry, and our business specifically, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets;
•
competition in our industry is intense, and we may not be able to compete successfully;
•
we operate in a low margin industry, which could increase the volatility of our results of operations;
•
we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•
our profitability is directly affected by cost inflation and deflation and other factors;
•
we do not have long-term contracts with certain of our customers;
•
group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•
changes in eating habits of consumers;
•
extreme weather conditions, including earthquake and other natural disaster damage;
•
our reliance on third-party suppliers;
•
labor relations and cost risks and availability of qualified labor;
•
volatility of fuel and other transportation costs;
•
inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•
we may be unable to increase our sales in the highest margin portion of our business;
•
changes in pricing practices of our suppliers;
•
our growth strategy may not achieve the anticipated results;
•
risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•
environmental, health, and safety costs;
•
the risk that we fail to comply with requirements imposed by applicable law or government regulations, including increased regulation of electronic cigarette and other alternative nicotine products;
•
a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
•
if the products we distribute are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims
•
our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•
costs and risks associated with a potential cybersecurity incident or other technology disruption;
•
product liability claims relating to the products we distribute and other litigation;
•
adverse judgements or settlements or unexpected outcomes in legal proceedings;
•
negative media exposure and other events that damage our reputation;
•
decrease in earnings from amortization charges associated with acquisitions;
•
impact of uncollectibility of accounts receivable;
•
difficult economic conditions affecting consumer confidence;
•
increase in excise taxes or reduction in credit terms by taxing jurisdictions;
•
the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
•
risks relating to our outstanding indebtedness;
•
our ability to raise additional capital;

•
the following risks related to the acquisition of Core-Mark:
•
the possibility that the expected synergies and value creation from the acquisition will not be realized or will not be realized within the expected time period;
•
the risk that unexpected costs will be incurred in connection with the integration of the acquisition or that the integration of Core-Mark will be more difficult or time consuming than expected;
•
the inability to retain key personnel;
•
disruption from the acquisition including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and
•
the risk that the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended January 1, 2022	Three Months Ended December 26, 2020	Six Months Ended January 1, 2022	Six Months Ended December 26, 2020
Net sales	$12,838.8	$6,845.2	$23,225.1	$13,892.0
Cost of goods sold	11,560.0	6,034.1	20,804.0	12,265.4
Gross profit	1,278.8	811.1	2,421.1	1,626.6
Operating expenses	1,221.0	750.2	2,315.1	1,529.9
Operating profit	57.8	60.9	106.0	96.7
Other expense, net:
Interest expense, net	45.2	38.1	89.2	76.9
Other, net	1.2	(2.1)	(0.1)	(3.1)
Other expense, net	46.4	36.0	89.1	73.8
Income before taxes	11.4	24.9	16.9	22.9
Income tax expense	3.0	7.3	3.8	6.0
Net income	$8.4	$17.6	$13.1	$16.9
Weighted-average common shares outstanding:
Basic	152.9	132.0	146.3	131.9
Diluted	154.3	133.2	147.7	132.9
Earnings per common share:
Basic	$0.05	$0.13	$0.09	$0.13
Diluted	$0.05	$0.13	$0.09	$0.13

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of January 1, 2022	As of July 3, 2021
ASSETS
Current assets:
Cash	$9.6	$11.1
Accounts receivable, less allowances of $53.3 and $42.6	2,032.7	1,580.0
Inventories, net	3,190.9	1,839.4
Income taxes receivable	72.6	49.6
Prepaid expenses and other current assets	205.2	100.3
Total current assets	5,511.0	3,580.4
Goodwill	2,295.7	1,354.7
Other intangible assets, net	1,289.4	796.4
Property, plant and equipment, net	2,102.0	1,589.6
Operating lease right-of-use assets	644.3	438.7
Restricted cash and other assets	114.0	85.9
Total assets	$11,956.4	$7,845.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,446.4	$1,776.5
Accrued expenses and other current liabilities	760.6	625.0
Finance lease obligations-current installments	74.6	48.7
Operating lease obligations-current installments	111.9	77.0
Total current liabilities	3,393.5	2,527.2
Long-term debt	3,846.8	2,240.5
Deferred income tax liability, net	421.0	140.4
Finance lease obligations, excluding current installments	381.4	255.0
Operating lease obligations, excluding current installments	542.1	378.0
Other long-term liabilities	210.7	198.5
Total liabilities	8,795.5	5,739.6
Total shareholders’ equity	3,160.9	2,106.1
Total liabilities and shareholders’ equity	$11,956.4	$7,845.7

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six Months Ended January 1, 2022	Six Months Ended December 26, 2020
Cash flows from operating activities:
Net income	$13.1	$16.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and intangible asset amortization	215.2	166.3
Provision for losses on accounts receivables	3.1	(2.9)
Change in LIFO Reserve	34.2	7.9
Other non-cash activities	41.1	13.5
Changes in operating assets and liabilities, net:
Accounts receivable	87.1	53.9
Inventories	(256.0)	65.1
Income taxes receivable	2.9	127.4
Prepaid expenses and other assets	14.6	(17.7)
Trade accounts payable and outstanding checks in excess of deposits	68.4	(387.3)
Accrued expenses and other liabilities	(69.9)	(67.5)
Net cash provided by (used in) operating activities	153.8	(24.4)
Cash flows from investing activities:
Purchases of property, plant and equipment	(68.5)	(83.0)
Net cash paid for acquisitions	(1,651.1)	(12.2)
Other	0.9	6.4
Net cash used in investing activities	(1,718.7)	(88.8)
Cash flows from financing activities:
Net borrowings under ABL Facility	962.7	256.2
Borrowing of Notes due 2029	1,000.0	—
Repayment of Notes due 2024	(350.0)	—
Cash paid for debt issuance, extinguishment and modifications	(24.3)	—
Payments under finance lease obligations	(33.8)	(17.0)
Cash paid for acquisitions	(0.6)	(136.3)
Proceeds from exercise of stock options and employee stock purchase plan	14.7	11.0
Cash paid for shares withheld to cover taxes	(9.2)	(4.2)
Other	(0.1)	(0.5)
Net cash provided by financing activities	1,559.4	109.2
Net decrease in cash and restricted cash	(5.5)	(4.0)
Cash and restricted cash, beginning of period	22.2	431.8
Cash and restricted cash, end of period	$16.7	$427.8

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of January 1, 2022	As of July 3, 2021
Cash	$9.6	$11.1
Restricted cash(1)	7.1	11.1
Total cash and restricted cash	$16.7	$22.2

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Six Months Ended January 1, 2022	Six Months Ended December 26, 2020
Cash paid (received) during the year for:
Interest	$64.4	$71.1
Income tax payments (refunds), net	2.6	(118.3)

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	January 1, 2022	December 26, 2020	Change	%
Net income (GAAP)	$8.4	$17.6	$(9.2)	(52.3)
Interest expense, net	45.2	38.1	7.1	18.6
Income tax expense	3.0	7.3	(4.3)	(58.9)
Depreciation	70.4	54.9	15.5	28.2
Amortization of intangible assets	46.1	29.3	16.8	57.3
EBITDA (Non-GAAP)	173.1	147.2	25.9	17.6
Non-cash items (A)	61.0	7.1	53.9	759.2
Acquisition, integration & reorganization charges (B)	4.5	4.9	(0.4)	(8.2)
Productivity initiatives and other adjustment items (C)	2.5	(1.2)	3.7	308.3
Adjusted EBITDA (Non-GAAP)	$241.1	$158.0	$83.1	52.6

Diluted earnings per share (GAAP)	$0.05	$0.13	$(0.08)	(61.5)
Impact of amortization of intangible assets	0.30	0.22	0.08	36.4
Impact of non-cash items	0.39	0.05	0.34	680.0
Impact of acquisition, integration & reorganization charges	0.03	0.04	(0.01)	(25.0)
Impact of productivity initiatives and other adjustment items	0.02	(0.01)	0.03	300.0
Tax impact of above adjustments	(0.22)	(0.08)	(0.14)	(175.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.57	$0.35	$0.22	62.9

A.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $14.3 million and $7.7 million for the second quarter of fiscal 2022 and the second quarter of fiscal 2021, respectively. In addition, this includes an increase in the last-in-first-out (“LIFO”) reserve of $8.2 million for Foodservice and $37.3 million for Convenience for the second quarter of fiscal 2022 compared to an increase of $2.3 million for Foodservice and a decrease of $3.1 million for Convenience for the second quarter of fiscal 2021.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by our ABL Facility.

	Six Months Ended
($ in millions, except share and per share data)	January 1, 2022	December 26, 2020	Change	%
Net income (GAAP)	$13.1	$16.9	$(3.8)	(22.5)
Interest expense, net (A)	89.2	76.9	12.3	16.0
Income tax expense	3.8	6.0	(2.2)	(36.7)
Depreciation	127.4	107.7	19.7	18.3
Amortization of intangible assets	87.8	58.6	29.2	49.8
EBITDA (Non-GAAP)	321.3	266.1	55.2	20.7
Impact of non-cash items (B)	60.7	18.1	42.6	235.4
Impact of acquisition, integration & reorganization charges (C)	37.3	9.4	27.9	296.8
Impact of productivity initiatives and other adjustment items (D)	5.5	(0.4)	5.9	1,475.0
Adjusted EBITDA (Non-GAAP)	$424.8	$293.2	$131.6	44.9

Diluted earnings per share (GAAP)	$0.09	$0.13	$(0.04)	(30.8)
Impact of amortization of intangible assets	0.60	0.44	0.16	36.4
Impact of non-cash items	0.41	0.13	0.28	215.4
Impact of acquisition, integration & reorganization charges	0.25	0.07	0.18	257.1
Impact of productivity initiatives and other adjustment items	0.04	—	0.04	NM
Tax impact of above adjustments	(0.38)	(0.17)	(0.21)	(123.5)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.01	$0.60	$0.41	68.3

A.
Includes a $3.2 million loss on extinguishment of debt for the first half of fiscal 2022 related to the early redemption of the Notes due 2024

B.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $24.3 million and $12.4 million for the first six months of fiscal 2022 and the first six months of fiscal 2021, respectively. In addition, this includes increases in the LIFO reserve of $13.9 million for Foodservice and $20.3 million for Convenience for the first six months of fiscal 2022 compared to increases of $7.4 million for Foodservice and $0.5 million for Convenience for the first six months fiscal 2021.
C.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
D.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by our ABL Facility.

(In millions)	Six Months Ended January 1, 2022	Six Months Ended December 26, 2020
Net cash provided by operating activities (GAAP)	$153.8	$(24.4)
Purchases of property, plant and equipment	(68.5)	(83.0)
Free cash flow (Non-GAAP)	$85.3	$(107.4)

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

Segment Results

In the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience.

Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2022, this also includes the operating results from certain recent acquisitions.

The presentation and amounts for the three and six months ended December 26, 2020 have been restated to reflect the segment changes described above.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	January 1, 2022	December 26, 2020	Change	%
Foodservice	$6,214.4	$4,887.4	$1,327.0	27.2
Vistar	907.3	587.9	319.4	54.3
Convenience	5,710.0	1,364.1	4,345.9	318.6
Corporate & All Other	121.4	98.2	23.2	23.6
Intersegment Eliminations	(114.3)	(92.4)	(21.9)	(23.7)
Total net sales	$12,838.8	$6,845.2	$5,993.6	87.6

	Six Months Ended
	January 1, 2022	December 26, 2020	Change	%
Foodservice	$12,576.4	$9,923.8	$2,652.6	26.7
Vistar	1,753.8	1,148.8	605.0	52.7
Convenience	8,881.2	2,809.5	6,071.7	216.1
Corporate & All Other	242.0	199.1	42.9	21.5
Intersegment Eliminations	(228.3)	(189.2)	(39.1)	(20.7)
Total net sales	$23,225.1	$13,892.0	$9,333.1	67.2

EBITDA

	Three Months Ended
	January 1, 2022	December 26, 2020	Change	%
Foodservice	$158.0	$155.3	$2.7	1.7
Vistar	49.2	22.0	27.2	123.6
Convenience	37.4	16.4	21.0	128.0
Corporate & All Other	(71.5)	(46.5)	(25.0)	(53.8)
Total EBITDA	$173.1	$147.2	$25.9	17.6

	Six Months Ended
	January 1, 2022	December 26, 2020	Change	%
Foodservice	$317.9	$311.5	$6.4	2.1
Vistar	78.9	27.1	51.8	191.1
Convenience	76.7	23.0	53.7	233.5
Corporate & All Other	(152.2)	(95.5)	(56.7)	(59.4)
Total EBITDA	$321.3	$266.1	$55.2	20.7